EXHIBIT 99.01

        Property Acquired by Price Legacy Corporation

Historical Summary of Operating Revenues
and Direct Operating Expenses
in Accordance with Rule 3-14 of
the Securities and Exchange Commission

Year Ended December 31, 2001

Independent Auditor's Report

Board of Directors
Price Legacy Corporation

        We have audited the accompanying Historical Summary of Operating Revenues and Direct Operating Expenses for the property acquired by Price Legacy Corporation for the year ended December 31, 2001. This summary is the responsibility of Price Legacy Corporation. Our responsibility is to express an opinion on this summary based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the summary is free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the summary. We believe that our audit of the summary provides a reasonable basis for our opinion.

        As described in Note 1, the accompanying summary was prepared in conformity with accounting principles prescribed by the Securities and Exchange Commission which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America, and is not intended to be a complete presentation of the property's revenues and expenses.

        In our opinion, the summary referred to above presents fairly, in all material respects, the operating revenues and direct operating expenses of the property acquired by Price Legacy Corporation for the year ended December 31, 2001, on the basis of accounting described in Note 1.

        This report is intended solely for the information and use of the Board of Directors and management of Price Legacy Corporation and for filing with the Securities and Exchange Commission and should not be used for any other purpose.

Squire & Company, PC
Orem, Utah
August 16, 2002

PRICE LEGACY CORPORATION
HISTORICAL SUMMARY OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES FOR THE PROPERTY ACQUIRED BY PRICE LEGACY CORPORATION

	Six Months Ended June 30, 2002	Year Ended December 31, 2001
	(Unaudited)
Operating Revenues:
Base rents	$2,224,991	$2,218,085
Expense reimbursements	427,923	270,997

Total operating revenues	2,652,914	2,489,082
Direct Operating Expenses:
Administrative and office expense	8,292	7,528
Repairs and maintenance	70,620	40,831
Utilities	31,203	14,936
Property taxes	387,805	319,813
Insurance	17,764	14,393
Management fees	79,046	110,349

Total direct operating expenses	594,730	507,850

Net operating income	$2,058,184	$1,981,232

The accompanying notes are an integral part of this summary.

PRICE LEGACY CORPORATION
NOTES TO HISTORICAL SUMMARY OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES FOR THE PROPERTY ACQUIRED BY PRICE LEGACY CORPORATION

Note 1. Summary of Significant Accounting Policies

        The following is a summary of significant accounting policies followed in the preparation of this Historical Summary. The Historical Summary and notes are representations of Price Legacy Corporation, whose management is responsible for the integrity and objectivity of this Historical Summary.

        Business Activity — Price Legacy Corporation (the Company) is headquartered in San Diego, California. The Company is a self-administered, self-managed equity real estate investment company which owns and manages income-producing properties.

        The acquired property is operated as a shopping center in the location below with the anchor stores listed. At December 31, 2001, portions of this shopping center were still under construction.

Property	Location	Anchor Stores
Dulles Town Crossing	Sterling, VA	Lowe's, Wal-Mart, SAM'S Club, Best Buy,
Shopping Center		Bed, Bath & Beyond, Nordstrom Rack

        A third party has owned and managed the property. Retail space is rented to tenants under noncancelable leases ranging from five to twenty years, with renewal options available.

        Form of Presentation — The Historical Summary is presented in conformity with Rule 3-14 of the Securities and Exchange Commission. Accordingly, certain expenses of the property are not included in the summary, i.e., depreciation and interest.

        Management has determined that after reasonable inquiry, it is not aware of any material factors relating to the property reported on in the accompanying Historical Summary which would cause the reported financial information not to be indicative of future operating results.

        Revenue Recognition — Base rental income from leases is recorded when due from tenants. Some of the leases include percentage rents and overage rents based on the level of sales of the lessee. Percentage rents and overage rents are recognized as revenue during the period tenants incur sales in excess of base amounts. Leases generally provide for tenant reimbursements of common area maintenance. These reimbursements are included in the accompanying Historical Summary as expense reimbursements.

        Accounting Estimates — The preparation of the Historical Summary includes estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2. Minimum Future Rentals

        Retail space is leased to tenants under noncancelable operating leases. The following is a schedule of future minimum rentals for the next five years under the noncancelable leases after 2001:

Year Ending December 31,
2002	$4,150,662
2003	4,383,343
2004	4,383,343
2005	4,383,343
2006	4,358,286

$21,658,977

        Tenants under noncancelable operating leases at December 31, 2001 include Best Buy, Wal-Mart, Bed, Bath & Beyond, Cost Plus, Lowe's, The Dress Barn, Nordstrom Rack, Ethan Allen, Rack Room Shoes, and SAM'S Club.

        The schedule of future minimum rentals is based on the actual noncancelable lease terms in effect as of December 31, 2001. Many of the tenant leases contain terms for renewal options, percentage rents and overage rents, and adjustments based on changes in the consumer price index. These renewal options, percentage rents and overage rents, and adjustments based on changes in the consumer price index have not been reflected in the above noncancelable lease schedule.

        All percentage rents and overage rents are contingent based on the tenant achieving certain levels of sales. Not all of the leases have a provision for percentage rents.

        At December 31, 2001, there were eleven additional signed noncancelable operating leases for retail space under construction at December 31, 2001. These leases call for minimum rents of $161,383 per month. Subsequent to December 31, 2001, seven additional noncancelable operating lease agreements have been signed for retail space under construction at December 31, 2001. These leases call for minimum rents of $54,537 per month. It is anticipated that by September 2002 all retail space will be constructed and these 18 additional tenants will begin occupancy resulting in $215,920 per month of additional minimum rent.